Exhibit 99.1

Semrush Announces Third Quarter 2025 Financial Results
•Annual Recurring Revenue increased by $20 million; building AI and Enterprise momentum
•AI portfolio ARR more than doubles from second quarter 2025
•Cash flow from operations increased to $21.9 million, representing cash flow from operations margin of 19.5%
November 5, 2025 – BOSTON – (BUSINESS WIRE) – Semrush Holdings, Inc. (NYSE: SEMR), a leading online visibility management SaaS platform, today reported financial results for the third quarter ended September 30, 2025.
"We delivered strong performance in the third quarter, driven by our enterprise traction and accelerating momentum across our AI portfolio," said Bill Wagner, CEO of Semrush. "Building on our foundation as leaders in SEO, our Enterprise and AI products are becoming new revenue growth engines, validating our upmarket expansion and our investment in product innovation."
Third Quarter 2025 Financial Highlights
•Third quarter revenue of $112.1 million, up 15% year-over-year.
•Loss from operations of ($4.5) million for the third quarter, compared to income from operations of $1.7 million in the prior year’s quarter.
•Third quarter operating margin of (4.0%), compared to 1.8% in the prior year period.
•Non-GAAP income from operations of $14.1 million for the third quarter for a non-GAAP operating margin of 12.6%, compared to non-GAAP income from operations of $12.1 million in the prior year period for a non-GAAP operating margin of 12.4%.
•Cash flow from operations was $21.9 million in the third quarter, representing a cash flow from operations margin of 19.5%.
•ARR of $455.4 million as of September 30, 2025, up 14% year-over-year.
•Dollar-based net revenue retention of 105%, as of September 30, 2025.
See “Non-GAAP Financial Measures & Definitions of Key Metrics” below for how Semrush defines ARR, dollar-based net revenue retention, non-GAAP income from operations, non-GAAP operating margin, free cash flow, and free cash flow margin, and the financial tables that accompany this release for reconciliations of each non-GAAP financial measure to its closest comparable GAAP financial measure.
Recent 2025 Business Highlights
We are committed to empowering our customers with a best-in-class platform designed to boost their online presence and gain an edge in the market.
•Semrush customers who pay more than $10,000 annually grew by 30% year-over-year.
•Semrush customers paying over $50,000 annually grew by over 72% year-over-year.

•Launched Semrush Enterprise Partner Program, a global strategic initiative that expands Semrush’s enterprise footprint and creates new growth opportunities for marketing agencies and their clients.
•We advanced and expanded many of our offerings and continued investments in Generative AI to provide enhanced, more efficient content creation and marketing capabilities through Semrush’s platform:
◦Released Semrush One to unite traditional SEO and AI Search into a single offering to help brands measure and grow performance across virtually every search – from Google to AI discovery engines, including ChatGPT, Gemini, Perplexity, and other major large language models (LLMs).
◦Announced general availability of Semrush Enterprise Site Intelligence, a site health and monitoring solution designed to keep websites technically prepared, visible and resilient in the new era of AI and search.
◦Unveiled Semrush Enterprise AI Visibility Index, providing enterprises with a definitive benchmark to measure brand performance across ChatGPT and Google AI Mode.
“We reported strong financial results with strong revenue growth and improved operating margins, reflecting disciplined cost management,” said Brian Mulroy, CFO of Semrush. “As we close out the year, we continue to be focused on driving durable growth, profitability, and strong cash flow and remain committed to delivering shareholder value.”
Based on information as of today, November 5, 2025, we are issuing the following financial guidance:
Fourth Quarter 2025 Financial Outlook
•For the fourth quarter, we expect revenue in a range of $117.5 million to $119.5 million, which at the mid-point would represent growth of approximately 15.5% year-over-year.
•We expect fourth quarter non-GAAP operating margin to be approximately 12.5%.

Full-Year 2025 Financial Outlook
•For the full year, we expect revenue in a range of $443.5 to $445.5 million, which at the mid-point would represent growth of approximately 18% year-over-year.
•We expect full year non-GAAP operating margin to be approximately 12%.
•We expect the full year free cash flow margin to be approximately 12%.
Reconciliations of non-GAAP operating margin and free cash flow margin guidance to the most directly comparable GAAP measures are not available without unreasonable efforts on a forward-looking basis due to the high variability, complexity and low visibility with respect to the charges excluded from these non-GAAP measures, in particular the measures and effects of share-based compensation expense, employer taxes and tax deductions specific to equity compensation awards that are directly impacted by future hiring, turnover and retention needs. We expect the variability of the above charges to have a significant, and potentially unpredictable, impact on our future GAAP financial results.

Conference Call and Webcast Details
Semrush will host a conference call and webcast to discuss its financial results, business highlights, outlook and other matters, the details for which are provided below.
Date: Thursday, November 6th, 2025
Time: 8:30 a.m. ET
Hosts: Bill Wagner, CEO, and Brian Mulroy, CFO

Conference ID: 280252
Participant Toll Free Dial-In Number: +1 833 470 1428
Participant International Dial-In Number: +1 929 526 1599
The live webcast of the conference call as well as the replay can be accessed for a limited time from the Semrush investor relations website at http://investors.semrush.com/.
About Semrush
Semrush is a leading online visibility management SaaS platform that enables businesses globally to run search engine optimization, advertising, content, social media and competitive research campaigns and get measurable results from online marketing. Semrush offers insights and solutions for companies to build, manage, and measure campaigns across various marketing channels. Semrush is headquartered in Boston and has offices in Austin, Dallas, Amsterdam, Barcelona, Belgrade, Berlin, Munich, Limassol, Prague, Warsaw, and Yerevan.
Forward-looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws, which are statements that involve substantial risks and uncertainties. Forward-looking statements generally relate to future events or our future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “shall,” “should,” “expects,” “plans,” “positioning,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans or intentions. Forward-looking statements include, but are not limited to, guidance on financial results for the fourth quarter and full fiscal year of 2025 (including revenue, non-GAAP operating margin, and free cash flow margin); statements regarding the expectations of demand for our products and cash flow generation; statements about improvements to and expansion of our products and platform, and launching new products; and statements about future operating results, including revenue, growth opportunities, variability of expenses, ability to realize efficiencies, future spending and incremental investments, business trends, our ability to deliver profits, and growth and value for shareholders; assumptions regarding foreign exchange rates.
The forward-looking statements contained in this release are also subject to other risks and uncertainties, including those more fully described in our filings with the Securities and Exchange Commission (“SEC”), including in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations'' in our filings with the SEC, including our most recent annual report on form 10-K and our periodic report on form 10-Q for the fiscal quarter ended June 30, 2025, and our subsequently filed quarterly reports and other SEC filings. Although we believe that our plans, intentions, expectations, strategies and prospects as reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that the plans, intentions, expectations or strategies will be attained or achieved. The forward-looking statements in this release are based on information available to us as of the date hereof, and we disclaim any obligation to update any forward-looking statements, except as required by law. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.
Additional information regarding these and other factors that could affect our results is included in our SEC filings, which may be obtained by visiting our Investor Relations page on its website at investors.semrush.com or the SEC's website at www.sec.gov.
Non-GAAP Financial Measures & Definitions of Key Metrics
We believe that providing non-GAAP information to investors, in addition to the GAAP presentation, allows investors to view the financial results in the way management views the operating results. We further believe that providing this information allows investors to not only better understand our financial performance, but also to evaluate the efficacy of the methodology and information used by management to evaluate and measure such performance. We also believe that the use of non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing our financial results with other companies in our industry, many of which present similar non-GAAP financial measures to investors. We also believe free cash flow margin is useful to investors as we monitor it as a measure of our overall business performance, which enables us to analyze our future performance without the effects of non-cash items and allows us to better understand the cash needs of our business. The non-GAAP information included in this press release should not be considered superior to, or a substitute for, financial statements prepared in accordance with GAAP and may be different from non-GAAP financial measures presented by other companies. Investors are encouraged to review the reconciliation of non-GAAP financial measures to their most directly comparable GAAP financial measures provided in the financial statement tables included below in this press release.
Annual Recurring Revenue (ARR) is defined as the total subscription revenue as of a given date that we expect to contractually receive over the subsequent 12 months from customers on an annualized basis, assuming no increases, reductions or cancellations.
This ARR definition was updated in our Annual Report on Form 10-K for the period ended December 31, 2024 to simplify the explanation of our calculation around the treatment of monthly and longer-term contracts, and to be more consistent with other SaaS businesses, which we believe improves the ability for investors to compare our metric against other businesses. Additionally, our definition was updated to note that we do not assume there will be any increases, reductions, or cancellations. Given our efforts to retain and win back customers, and our belief that we will be successful in many of those retention efforts, we believe the updated definition is more accurate. We did not recast ARR results to conform ARR under the prior definition to the updated definition as there is no variance between the two definitions for the periods presented.

Dollar-based net revenue retention is defined as (a) the revenue from our customers during the twelve-month period ending one year prior to such period as the denominator and (b) the revenue from those same customers during the twelve months ending as of the end of such period as the numerator. This calculation excludes revenue from new customers and any non-recurring revenue.

Free cash flow and free cash flow margin. We define free cash flow, a non-GAAP financial measure, as net cash provided by (used in) operating activities less purchases of property and equipment and capitalized software development costs. We define free cash flow margin as free cash flow divided by GAAP revenue.
Non-GAAP income (loss) from operations, and non-GAAP operating margin. We define non-GAAP income (loss) from operations as GAAP income (loss) from operations, excluding Stock Based Compensation, Amortization of Acquired Intangible Assets, Acquisition Related Costs, Restructuring Costs and other one-time expenses outside the ordinary course of business (for example, our Exit Costs incurred primarily in 2022). We define non-GAAP operating margin as non-GAAP income (loss) from operations divided by GAAP revenue. We believe investors may want to consider our results with and without the effects of these items in order to compare our financial performance with that of other companies that exclude such items and to compare our results to prior periods.
Stock-based compensation.
Stock-based compensation is a non-cash expense accounted for in accordance with FASB ASC Topic 718. We believe that the exclusion of stock-based compensation expense allows for financial results that are more indicative of our operational performance and provide for a useful comparison of our operating results to prior periods and to our peer companies because stock-based compensation expense varies from period to period and company to company due to such things as differing valuation methodologies, timing of awards and changes in stock price.
Amortization of acquired intangible assets.
Excluding amortization of acquired intangible assets from non-GAAP expense and income measures allows management and investors to evaluate results “as-if” the acquired intangible assets had been developed internally rather than acquired and, therefore, provides a supplemental measure of performance in which our acquired intellectual property is treated in a comparable manner to our internally developed intellectual property. These amounts are inconsistent in amount and frequency and are significantly impacted by the timing and size of acquisitions. Although we exclude amortization of acquired intangible assets from our non-GAAP expenses, we believe that it is important for investors to understand that such intangible assets contribute to revenue generation.
Restructuring and other costs.
Restructuring and other costs include restructuring expenses as well as other charges that are unusual in nature, are the result of unplanned events, and arise outside the ordinary course of our business. Restructuring expenses consist of employee severance costs, charges for the closure of excess facilities and other contract termination costs. Other costs include litigation contingency reserves, asset impairment charges, relocation expenses associated with the migration of employees in 2022 that occurred throughout 2022 and early 2023, and gains or losses on the sale or disposition of certain non-strategic assets or product lines.

Acquisition-related costs.
In recent years, we have completed a number of acquisitions, which result in transition, integration and other acquisition-related expense which would not otherwise have been incurred, are unpredictable and dependent on a significant number of factors that are deal-specific or outside of our control, are not indicative of our operational performance (or that of the acquired businesses or assets) and are likely to fluctuate as our acquisition activity increases or decreases in future periods. By excluding acquisition-related costs and adjustments from our non-GAAP measures, management is better able to evaluate our ability to utilize our existing assets and estimate the long-term value that acquired assets will generate for us.

Semrush Holdings, Inc.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Revenue	$112,075	$97,410	$325,985	$274,173
Cost of revenue (1)	22,220	17,063	63,201	46,665
Gross profit	89,855	80,347	262,784	227,508
Operating expenses
Sales and marketing (1)	44,341	35,689	130,659	104,610
Research and development (1)	25,708	22,183	71,421	58,775
General and administrative (1)	24,296	20,770	69,613	57,556
Total operating expenses	94,345	78,642	271,693	220,941
(Loss) income from operations	(4,490)	1,705	(8,909)	6,567
Other income, net	2,160	2,912	8,619	9,167
(Loss) income before income taxes	(2,330)	4,617	(290)	15,734
Provision for income taxes	65	3,899	8,227	11,652
Net (loss) income	(2,395)	718	(8,517)	4,082
Net loss attributable to noncontrolling interest in consolidated subsidiaries	(254)	(376)	(658)	(809)
Net (loss) income attributable to Semrush Holdings, Inc.	$(2,141)	$1,094	$(7,859)	$4,891

Net (loss) income attributable to Semrush Holdings, Inc. per share attributable to common stockholders—basic:	$(0.01)	$0.01	$(0.05)	$0.03
Net (loss) income attributable to Semrush Holdings, Inc. per share attributable to common stockholders—diluted:	$(0.01)	$0.01	$(0.05)	$0.03

Weighted-average number of shares of common stock used in computing net (loss) income per share attributable to common stockholders—basic:	148,824	146,436	148,122	145,563
Weighted-average number of shares of common stock used in computing net (loss) income per share attributable to common stockholders—diluted:	148,824	149,427	148,122	148,653

¹ includes stock-based compensation expense as follows:
	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Cost of revenue	$126	$71	$286	$169
Sales and marketing	1,503	1,228	5,390	3,207
Research and development	3,898	1,707	10,281	3,714
General and administrative	7,447	4,569	19,565	12,766
Total stock-based compensation	$12,974	$7,575	$35,522	$19,856

The following table sets forth a reconciliation of our (loss) income from operations and operating margin to non-GAAP income from operations and non-GAAP operating margin, respectively (percentage amounts may not sum due to rounding):

	Three Months Ended September 30,				Nine Months Ended September 30,
	2025		2024		2025		2024
Reconciliation of Non-GAAP income from operations	($)	(%)	($)	(%)	($)	(%)	($)	(%)
(Loss) income from operations	$(4,490)	(4.0)%	$1,705	1.8%	$(8,909)	(2.7)%	$6,567	2.4%
Stock-based compensation expense	12,974	11.6%	7,575	7.8%	35,522	10.9%	19,856	7.2%
Amortization of acquired intangibles	1,464	1.3%	1,380	1.4%	4,275	1.3%	2,962	1.1%
Restructuring and other costs	3,809	3.4%	207	0.2%	6,209	1.9%	2,331	0.9%
Acquisition-related costs, net	384	0.3%	1,190	1.2%	1,213	0.4%	2,265	0.8%
Non-GAAP income from operations	$14,141	12.6%	$12,057	12.4%	$38,310	11.8%	$33,981	12.4%

The following table sets forth a reconciliation of our net cash provided by operating activities and net cash provided by operating activities (as a percentage of revenue) to free cash flow and free cash flow margin, respectively (percentage amounts may not sum due to rounding):

	Three Months Ended September 30,				Nine Months Ended September 30,
	2025		2024		2025		2024
Reconciliation of Free cash flow	($)	(%)	($)	(%)	($)	(%)	($)	(%)
Net cash provided by operating activities	$21,894	19.5%	$8,141	8.4%	$44,687	13.7%	$35,063	12.8%
Purchases of property and equipment	(397)	(0.4)%	(505)	(0.5)%	(1,726)	(0.5)%	(3,411)	(1.2)%
Capitalization of internal-use software costs	(4,455)	(4.0)%	(1,473)	(1.5)%	(10,987)	(3.4)%	(5,842)	(2.1)%
Free cash flow	$17,042	15.2%	$6,163	6.3%	$31,974	9.8%	$25,810	9.4%

Semrush Holdings, Inc.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	As of
	September 30, 2025	December 31, 2024
Assets
Current assets
Cash and cash equivalents	$80,780	$48,875
Short-term investments	194,916	186,693
Accounts receivable	17,025	8,955
Deferred contract costs, current portion	11,206	10,044
Prepaid expenses and other current assets	19,947	21,617
Total current assets	323,874	276,184
Property and equipment, net	6,030	6,534
Operating lease right-of-use assets	12,690	11,126
Intangible assets, net	37,323	32,055
Goodwill	59,812	56,139
Deferred contract costs, net of current portion	4,253	3,080
Other long-term assets	6,430	5,825
Total assets	$450,412	$390,943
Liabilities, noncontrolling interest, and stockholders' equity
Current liabilities
Accounts payable	$20,878	$10,463
Accrued expenses	25,872	20,216
Deferred revenue	83,596	71,827
Current portion of operating lease liabilities	5,462	4,669
Other current liabilities	5,467	6,913
Total current liabilities	141,275	114,088
Deferred revenue, net of current portion	469	235
Deferred tax liability	1,541	1,621
Operating lease liabilities, net of current portion	8,482	7,602
Other long-term liabilities	97	1,045
Total liabilities	151,864	124,591
Stockholders' equity
Class A common stock	1	1
Class B common stock	—	—
Additional paid-in capital	358,060	322,586
Accumulated other comprehensive income (loss)	3,243	(2,221)
Accumulated deficit	(71,621)	(63,762)
Total stockholders' equity attributable to Semrush Holdings, Inc.	289,683	256,604
Noncontrolling interest in consolidated subsidiaries	8,865	9,748
Total stockholders’ equity	298,548	266,352
Total liabilities, noncontrolling interest and stockholders' equity	$450,412	$390,943

Semrush Holdings, Inc.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Nine Months Ended September 30,
	2025	2024
Operating Activities
Net (loss) income	$(8,517)	$4,082
Adjustments to reconcile net (loss) income to net cash provided by operating activities
Depreciation and amortization expense	9,895	7,094
Amortization of deferred contract costs	10,704	9,163
Amortization (accretion) of premiums and discounts on investments	(2,005)	(2,551)
Non-cash lease expense	3,689	3,431
Stock-based compensation expense	35,522	19,856
Change in fair value included in other income, net	(1,083)	(633)
Deferred taxes	(211)	(286)
Other non-cash items	1,366	1,457
Changes in operating assets and liabilities
Accounts receivable	(8,302)	(301)
Deferred contract costs	(13,038)	(8,980)
Prepaid expenses and other current assets	(6,085)	(3,495)
Accounts payable	10,252	1,939
Accrued expenses	5,199	1,296
Deferred revenue	11,496	6,852
Other liabilities	(219)	(443)
Change in operating lease liability	(3,976)	(3,418)
Net cash provided by operating activities	44,687	35,063
Investing Activities
Purchases of property and equipment	(1,726)	(3,411)
Capitalization of internal-use software costs	(10,987)	(5,842)
Purchases of short-term investments	(71,331)	(136,768)
Proceeds from sales and maturities of short-term investments	66,000	132,500
Purchases of convertible debt securities	—	(3,650)
Funding of investment loan receivables	—	(7,757)
Proceeds from repayment of investment loan receivables	7,757	—
Cash paid for acquisition of assets and businesses, net of cash acquired	(1,647)	(21,082)
Purchases of noncontrolling interest	(224)	(4,870)
Purchases of other investments	—	(196)
Net cash used in investing activities	(12,158)	(51,076)
Financing Activities
Proceeds from exercise of stock options	865	3,700
Taxes paid related to net share settlement of equity awards	(1,186)	—
Repayment of acquired debt	(1,088)	(1,114)
Payment of finance leases	(189)	(577)
Net cash (used in) provided by financing activities	(1,598)	2,009
Effect of exchange rate changes on cash and cash equivalents	974	424
Increase in cash, cash equivalents and restricted cash	31,905	(13,580)
Cash, cash equivalents and restricted cash, beginning of period	49,060	58,848
Cash, cash equivalents and restricted cash, end of period	$80,965	$45,268

Investor
Brinlea C. Johnson
The Blueshirt Group
Semrush Holdings, Inc.
ir@semrush.com

Media
Rachel Pearce
Director of Communications
Semrush Holdings, Inc.
rachel.pearce@semrush.com